UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

_____________________________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

March 6, 2006

PHILLIPS-VAN HEUSEN CORPORATION
(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

001-07572	13-1166910
(Commission File Number)	(IRS Employer Identification Number)

200 Madison Avenue, New York, New York 10016
(Address of Principal Executive Offices)

Registrant’s telephone number (212)-381-3500

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

ITEM 2.05

COSTS ASSOCIATED WITH EXIT OR DISPOSAL ACTIVITIES

On March 6, 2006, Phillips-Van Heusen Corporation committed to a plan to close its apparel manufacturing facility located in Ozark, Alabama.  The Company’s decision to close this facility was due to the competitive environment in the apparel industry and the expiration of import quotas in 2005.  The actions related to the exit plan are expected to be completed by May 15, 2006.

The Company will incur certain charges in connection with the exit plan.  The Company estimates that it will incur $8 million in pre-tax costs associated with severance and other employee termination benefits, $1 million in pre-tax charges associated with long-lived asset impairments and $1 million in pre-tax facility closing and other costs.  In total, the Company estimates that it will incur approximately $10 million in pre-tax charges in connection with these actions.  Of the $10 million in pre-tax charges, the Company expects approximately $9 million to be cash expenditures, as the $1 million in pre-tax charges associated with long-lived asset impairments is a noncash item.

On March 7, 2006, the Company issued a press release, which is attached as Exhibit 99.1 to this report, to announce this plan.

ITEM 9.01

FINANCIAL STATEMENTS AND EXHIBITS

(c)  Exhibits:

Exhibit	Description
99.1	Press Release, dated March 7, 2006.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PHILLIPS-VAN HEUSEN CORPORATION

By: /s/ Mark D. Fischer

Mark D. Fischer, Vice President

General Counsel and Secretary

Date: March 9, 2006